UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2009 (July 13, 2009)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 13, 2009, pursuant to the terms of the Research Collaboration and License Agreement (the “Agreement”) dated October 12, 2005 between Alnylam Pharmaceuticals, Inc. (“Alnylam”) and Novartis Institutes for BioMedical Research, Inc. (“Novartis”), Novartis elected to further extend the term of the Agreement for one additional year through October 12, 2010. The Agreement had an initial term of three years, with an option for two additional one-year extensions at the election of Novartis. In July 2008, Novartis elected to extend the initial term through October 2009. Following this current second extension, the Agreement will continue until October 2010. The election to extend the Agreement by Novartis does not result in any other changes to the existing terms and conditions of the Agreement.
     Under the terms of the Agreement, the parties agreed to work together on selected gene targets, as defined in the Agreement, to discover and develop therapeutics based on RNA interference (“RNAi”). The Agreement also includes terms under which Novartis will provide Alnylam with research funding and milestone payments as well as royalties on annual net sales of products resulting from the Agreement, if any. For RNAi therapeutic products successfully developed under the Agreement, if any, Alnylam would be entitled to receive milestone payments upon achievement of certain specified development and annual net sales events.
     Under the terms of the Agreement, Alnylam retains the right to discover, develop, commercialize and manufacture compounds that function through the mechanism of RNAi, or products that contain such compounds as an active ingredient, with respect to targets not selected by Novartis for inclusion in the collaboration, provided that Novartis has a right of first offer with respect to an exclusive license for additional targets before Alnylam partners any of those additional targets with third parties.
     The Agreement also provides Novartis with a non-exclusive option to integrate into its operations Alnylam’s intellectual property relating to RNAi technology, excluding any technology related to delivery of nucleic acid-based molecules (the “Integration Option”). Novartis may exercise this non-exclusive Integration Option at any point during the research term, which term now expires in October 2010. In connection with the exercise of the Integration Option, Novartis would be required to make additional payments to Alnylam. In addition, under this license grant, Novartis may be required to make additional milestone and royalty payments to Alnylam in connection with the successful development and commercialization of RNAi therapeutic products, if any.
     Novartis may terminate the Agreement in the event that Alnylam materially breaches its obligations. Alnylam may terminate the Agreement with respect to particular programs, products and/or countries in the event of specified material breaches by Novartis of its obligations, or in its entirety under specified circumstances for multiple such breaches.
     This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which was attached as Exhibit 10.1 to the Current Report on Form 8-K previously filed by Alnylam with the Securities and Exchange Commission on October 12, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: July 17, 2009	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President of Finance and Treasurer